Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-227909) and Form S-8 (Nos. 333-136728, 333-127717, 333-218853 and 333-236024) of Perspective Therapeutics, Inc. and Subsidiaries of our report dated May 1, 2023, relating to the consolidated financial statements which appears in this Form 10-KT.

/s/ Assure CPA, LLC

Spokane, Washington
May 1, 2023